CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                          TESORO PETROLEUM CORPORATION


     The undersigned, Tesoro Petroleum Corporation, a Delaware corporation (the "Corporation"), for the purpose of amending the Certificate of Incorporation of the Corporation, in accordance with the General Corporation Law of the State of Delaware, does hereby make and execute this Certificate of Amendment of Certificate of Incorporation and does hereby certify that:

     FIRST:    The following resolution proposed by the Board of  Directors  and adopted by the stockholders of the Corporation set forth the amendment adopted:

RESOLVED,  that  to  effect  the  Common  Stock Increase, the Board of Directors hereby approves and authorizes an  amendment to the first paragraph of
          Article IV and subsection (A) of Article IV of the Company's Amended and Restated Certificate of Incorporation (the "Common Stock Amendment") by deleting all of the present first paragraph of Article IV and subsection (A) of Article IV and inserting in lieu thereof the following first paragraph of Article IV and subsection (A) of Article
          IV:

                                  "ARTICLE IV

               The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Five Million (105,000,000) shares consisting of

               One Hundred Million (100,000,000) shares of the par value $.16 2/3 per share; and

               Five Million (5,000,000) shares with no par value.

          (A)  Designation of Each Class of Shares.

               (1) The One Hundred Million (100,000,000) authorized shares of a par value of $.16 2/3 shall be designated Common Stock; and

               (2) The Five Million (5,000,000) authorized shares with no par value shall be designated Preferred Stock."

     SECOND:    Such  amendments  were  duly  adopted  in  accordance  with  the provisions of Section 242 of the General Corporation Law of the State of Delaware, as amended.

     IN WITNESS WHEREOF, this Certificate of Amendment has been executed on behalf of the Corporation by its Executive Vice President, General Counsel and Secretary on this 3rd day of August 1998.

                                           TESORO PETROLEUM CORPORATION



                                           By:      /s/ James C. Reed, Jr.

                                                     James C. Reed, Jr.
                                                  Executive Vice President,
                                                General Counsel and Secretary